                                                                    EXHIBIT 11




                                 LEAPNET, INC.




             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS

                                          Twelve Months Ended January 31,    Three Months Ended January 31,
                                          -------------------------------    ------------------------------
                                              1999            1998                1999            1998
                                              ----            ----                ----            ----
Net income (loss)                         ($18,322,753)    ($5,610,832)       ($1,817,022)        $133,983

Weighted average number of common
   shares outstanding during period         13,687,943      13,615,295         13,813,172       13,615,295

Net shares issuable upon exercise of
    dilutive outstanding stock options               -               -                  -                -
                                          ------------     -----------        -----------       ----------
Shares used in Diluted per share
    calculation                             13,687,943      13,615,295         13,813,172       13,615,295

Basic earnings per common share                 ($1.34)          ($.41)             ($.13)            $.01
Diluted earnings per common share               ($1.34)          ($.41)             ($.13)            $.01